Joint Filer Information


Name:		Roy F. Mitte

Address:	6836 Bee Caves Road
		Austin, Texas 78746

Designated
Filer:		The Roy F. and Joann Cole Mitte Foundation

Issuer and
Ticker Symbol:	Financial Industries Corp. (FNIN)

Date of
Event Requiring
Statement:	May 15, 2003


Signature:	/s/ Roy F. Mitte
	     ---------------------------------
            Roy F. Mitte